Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of iShares S&P GSCI Commodity-Indexed Trust and iShares S&P GSCI Commodity-Indexed Investing Pool LLC of our reports dated February 25, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting of iShares S&P GSCI Commodity-Indexed Trust and iShares S&P GSCI Commodity-Indexed Investing Pool LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 10, 2011